Etsy names Raina Moskowitz Chief Operating Officer; Expands Executive Team with the appointment of Kim Seymour as Chief Human Resources Officer

Leadership structure will help enable Etsy to scale its marketplace capabilities further and unlock additional growth opportunities

BROOKLYN, N.Y., March 22, 2022 Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, announced today that Raina Moskowitz, who has been with Etsy since 2018, will take on an expanded role as Chief Operating Officer, effective immediately. In addition, the company is expanding its executive team with the addition of Kim Seymour as Chief Human Resources Officer, effective on or about April 26, 2022. Raina and Kim are both based at Etsy's Brooklyn, NY headquarters, reporting to CEO Josh Silverman.

In Raina’s expanded role, she will further define Etsy’s strategic direction and oversee global marketplace services. She will now lead two critical, revenue-driving functions – payments and fulfillment – and continue to oversee Etsy’s Member Services, Trust & Safety, Strategy & Operations, and Impact teams.

Kim comes to Etsy with more than two decades of experience in organizational design and building world-class teams, having most recently served as Chief People Officer of WW International. In this newly-created position, she will build upon Etsy’s high-performing, equitable and inclusive culture, align global talent to growth opportunities, and continue to shape how Etsy approaches the future of work. Etsy’s human resources and workplace teams will report to Kim.

Josh Silverman commented, “These exciting changes to our executive team are representative of Etsy’s significant success and scale and our conviction in our go-forward opportunities. Raina’s expanded role will help us continue to deliver world-class customer experiences and cement Etsy as a trusted brand for our global community. She has championed some of our most critical initiatives through periods of unprecedented growth and change. Her leadership style has motivated and inspired teams across the company to perform at their best.”

“I’ve known Kim for many years and have long been impressed with her ability to architect global organizations that align with business objectives while strengthening corporate culture. She is passionate about creating an engaging and rewarding workplace experience, building equitable and diverse teams, and fostering career development opportunities. I do not doubt that Kim will be an invaluable addition to my leadership team.”

Raina Moskowitz commented, “Our mission to Keep Commerce Human has remained our North Star through a period of significant growth and transformation. I am excited to bring together the teams that contribute to a truly differentiated e-commerce experience to better support our community and create meaningful new growth opportunities.”
Kim Seymour added, “It has never been more important for businesses to foster a healthy, supportive relationship with their people and an authentically inclusive work environment. I am thrilled to join this world-class team and bring new perspectives to deepen Etsy’s already strong commitments to employee equity, engagement, and support.”

About Raina Moskowitz

Raina Moskowitz is Etsy’s Chief Operating Officer. In this role, her mission is to develop and drive Etsy’s strategy, oversee global marketplace services, and unlock new growth and revenue-driving opportunities. Her team includes Strategy and Operations, Payments, Fulfillment, Member Services, Trust & Safety, and Impact. Raina joined Etsy in 2018 and, prior to becoming Chief Operating Officer, she was Chief Operations, Strategy, and People Officer.

Before Etsy, Raina led U.S. customer marketing, and held multiple leadership roles in product, strategy and marketing at American Express. She is a graduate of the Wharton School at the University of Pennsylvania. Raina has served on the board of directors of Sprout Social since 2020.

About Kim Seymour

Kim Seymour has more than two decades of experience building and scaling global teams. She has served as the Chief People Officer of WW International since April 2019. Prior to that, Kim was at American Express from March 2008 to December 2018, most recently serving as Senior Vice President and HR Business Partner. Earlier in her career she served in roles of increasing responsibility at Home Depot and General Electric in Appliances, Capital and Energy. She holds a JD from Vanderbilt University and an MBA from Indiana University. Kim also serves as an advisor to MasterClass, is a Trustee of Fisk University and has been a Director of RHR International since 2019.

About Etsy

Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to "Keep Commerce Human," and we're committed to using the power of business to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.'s "House of Brands" portfolio also includes fashion resale marketplace Depop, musical instrument marketplace Reverb, and Brazil-based handmade goods marketplace Elo7. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.

Investor Relations Contact:

Etsy, Deb Wasser, Vice President, Investor Relations & ESG Engagement
ir@etsy.com

Media Relations Contact:

Sarah Marx, Director, Corporate Communications
press@etsy.com